Exhibit 99.1

Contact:
Nicole Sherman
David Lam

Riverview Bancorp, Inc. 360-693-6650
Riverview Bancorp Reports Net Income of $2.0 Million in Second Quarter 2027

FISCAL Q2 2027 HIGHLIGHTS

$2.0 Million Net Income	$0.10 Diluted Earnings per Common Share	$5.63 Tangible Book Value per Share (non-GAAP)	0.58% NPAs to Total Assets

Fiscal Second Quarter Comparison Highlights

Net Interest Income and Net Interest Margin	● $11.8 million net interest income for the quarter compared to $9.8 million in Fiscal Q2 2026 ● Net interest margin at 3.40% for the quarter compared to 2.76% in Fiscal Q2 2026	Credit Quality	● Non-performing assets at 0.58% of total assets and 0.77% of total loans in Fiscal Q2 2027 ● No provision booked for the quarter and net loan recoveries of $374,000

Non-Interest Income and Non-Interest Expense	● Non-interest income of $3.6 million for the quarter, compared to $3.8 million in Fiscal Q2 2026 ● Non-interest expense of $12.9 million for the quarter compared to $12.2 million in Fiscal Q2 2026	Shareholder Returns and Stock Activity
●
On October 20, 2026, the Company paid a cash dividend of $0.02 per share
●
Tangible book value per share (non-GAAP) was $5.63
●
On August 20, 2026, the Company approved a stock repurchase program to purchase $4.0 million of outstanding shares of common stock

Vancouver, Washington – October 27, 2026 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported net income of $2.0 million, or $0.10 per diluted share, in the second fiscal quarter ended September 30, 2026. This compared to net income of $1.7 million, or $0.08 per diluted share, in the first fiscal quarter ended June 30, 2026, and net income of $1.1 million, or $0.05 per diluted share, in the second fiscal quarter ended September 30, 2025.
“Our second fiscal quarter results show we are delivering on the milestones we set out to achieve,” said Nicole Sherman, President and Chief Executive Officer. “Six months after completing our strategic balance sheet optimization, we are seeing the benefits come through our earnings. We reported our highest net income in 12 quarters, and our loan pipeline is one of the strongest in our history. At the same time, we continued to improve our efficiency ratio, even as we invest in our technology while monitoring and being mindful of expenses. That combination of growth, profitability and discipline, positions us well heading into the second half of our fiscal year as we continue making meaningful progress towards normalized profitability metrics compared to our peers.”

RVSB Second Fiscal Quarter 2027 Results
October 27, 2026

Franchise Footprint
Riverview is the only bank headquartered in Vancouver, Washington, giving it a distinctive position in one of the Pacific Northwest’s most dynamic markets. Vancouver and Clark County have become growth centers supported by continued population gains, strong household formation, and major investments in downtown and waterfront redevelopment. Projects such as the Columbia River waterfront, Terminal 1, Waterfront Gateway, and broader downtown revitalization are strengthening Vancouver’s appeal as a place to live, work, visit, and build businesses. The local economy is broad and resilient, with strength across health care and social assistance, construction, manufacturing, logistics, professional services, and technology-related industries, anchored by major employers and regional assets such as PeaceHealth, HP, the Port of Vancouver, WaferTech/TSMC, and Sharp. These fundamentals create meaningful opportunities for Riverview to deepen community lending relationships, support small and mid-sized business growth, and continue building local deposits in its home market. Northwest Oregon remains an important complementary market, extending Riverview’s reach into a well-established economic corridor supported by technology, advanced manufacturing, apparel, outdoor products, and consumer goods companies such as Intel, Nike, and Columbia Sportswear. Oregon’s higher-income communities, strong housing values, transportation access, and innovation-oriented business base provide a stable platform for continued relationship growth. Together, Vancouver’s home-market momentum and Oregon’s established economic depth give Riverview a balanced and compelling foundation for growth across Southwest Washington and Northwest Oregon.
Income Statement Review
Riverview’s net interest income increased to $11.8 million in the current quarter compared to $11.4 million in the preceding quarter, and $9.8 million in the second fiscal quarter a year ago. The increase compared to both the prior quarter and the year ago quarter was driven by higher interest earning asset yields due to higher origination rates on new loan growth as well as loan repricing. Interest on loans increased $512,000 during the quarter compared to the prior quarter, which included $68,000 of loan prepayment income, compared to $171,000 of loan prepayment fees in the preceding quarter. There was no Visa stock sale income in the current quarter, compared to $114,000 in Visa stock sale income in the preceding quarter. Other interest income decreased compared to the prior quarter due to lower average interest-earning cash in other banks due to cash deployed to purchase investment securities that were offset by cash inflow from deposits. In the first six months of fiscal 2027, net interest income increased by $3.6 million to $23.2 million, compared to $19.6 million in the first six months of fiscal 2026. The increase in net interest income can also be attributed to the decrease in interest on borrowings of $609,000 when compared to the same quarter a year ago and a decrease of $1.8 million for the six months ended September 30, 2026 compared to six months ended September 30, 2025.
Riverview’s net interest margin (“NIM”) was 3.40% for the second quarter of fiscal 2027, a six basis point increase compared to 3.34% in the preceding quarter and a 64 basis-point increase compared to 2.76% in the second quarter of fiscal 2026. “The meaningful expansion in net interest margin during the quarter demonstrates the cumulative benefit of our balance sheet repositioning and sustained cost discipline. Together these initiatives have established a durable foundation for long-term growth,” said David Lam, EVP and Chief Financial Officer. In the first six months of fiscal 2027, the net interest margin increased 60 basis points to 3.37%, compared to 2.77% in the same period a year earlier.
Investment securities decreased $13.1 million during the quarter to $162.8 million at September 30, 2026, compared to $175.9 million at June 30, 2026 due to the change in unrealized losses on investment securities, and decreased $148.4 million compared to $311.2 million at September 30, 2025 due to the balance sheet optimization. The average securities balances for the quarters ended September 30, 2026, June 30, 2026, and September 30, 2025, were $199.5 million, $190.5 million, and $329.1 million, respectively. The weighted average yields on securities balances for the current quarter was 2.66%, compared to 2.75% at June 30, 2026, and 1.78% for the quarter ended September 30, 2025. There were no investment purchases during the quarter, compared to $24.8 million of bonds purchased as part of the balance sheet optimization near the end of the first fiscal quarter. The duration of the investment portfolio at September 30, 2026 was

RVSB Second Fiscal Quarter 2027 Results
October 27, 2026

approximately 6.1 years, compared to approximately 5.8 years the prior quarter. Management continues to monitor investment security purchase opportunities given the current rate environment.
Riverview’s yield on loans was 5.30% during the second fiscal quarter, compared to 5.24% in the preceding quarter, and 5.11% in the second fiscal quarter a year ago. “Sustained progress in repricing existing loans, pricing new originations, and consistently improving the overall composition of our loan portfolio has driven loan yield margin expansion this quarter as we continue to see growth in each line of business,” said Mike Sventek, EVP and Chief Lending Officer. “Our loan yield for the quarter increased by six basis points relative to the prior quarter and increased 19 basis points compared to the second fiscal quarter of 2026.”
Deposit costs decreased by two basis points to 1.38% during the second fiscal quarter compared to 1.40% in the preceding quarter, and down three basis points compared to 1.41% in the second fiscal quarter a year ago. Non-interest income remained constant at $3.6 million during the second fiscal quarter of 2027 compared to the preceding quarter and decreased compared to $3.8 million in the second fiscal quarter of 2026. In the first six months of fiscal 2027, non-interest income decreased modestly to $7.2 million compared to $7.3 million in the same period a year ago.
Asset management fees were $1.6 million for both the second and first quarter of fiscal 2027, compared to $1.5 million at the second fiscal quarter a year ago. Riverview Trust Company’s assets under management were $941.8 million at September 30, 2026, compared to $952.2 million at June 30, 2026, and $927.0 million at September 30, 2025.
Non-interest expense remained unchanged at $12.9 million during the second fiscal quarter compared to the preceding quarter, and increased compared to $12.2 million in the second fiscal quarter a year ago. “Non-interest expenses remained essentially flat during the quarter, reflecting our continued focus on disciplined expense management,” said Dan Cox, EVP and Chief Operating Officer. “Annual compensation increases and stock-related expenses tied to the Company’s annual meeting were largely offset by lower advertising and sponsorship costs, as well as a decrease in legal fees. Going forward, we will continue to invest in our people and key infrastructure while managing costs carefully. These investments strengthen our business operations and improve our ability to deliver stronger performance, efficiency and stability, in line with our goal of maximizing shareholder returns.” The efficiency ratio was 83.74% for the second fiscal quarter, compared to 85.82% during the preceding quarter and 89.76% in the second quarter a year ago. Year-to-date, non-interest expense was $25.8 million compared to $24.0 million in the first six months of fiscal 2026.
Riverview’s effective tax rate for the second fiscal quarter of 2027 was 21.5%, compared to 20.4% for the preceding quarter and 21.2% for the year ago quarter.
Balance Sheet Review
Total loans increased $14.5 million to $1.11 billion at September 30, 2026, compared to three months earlier, and increased $37.6 million compared to a year earlier. Riverview’s loan pipeline was $139.6 million at September 30, 2026, compared to $93.9 million at the end of the preceding quarter and $78.5 million at September 30, 2025. New loan originations during the quarter totaled $53.5 million, compared to $33.7 million in the preceding quarter and $56.4 million in the second fiscal quarter a year ago. Execution of the business model continues to yield results, with total loans increasing and the loan pipeline remaining strong.
Undisbursed construction loans totaled $12.8 million at September 30, 2026, compared to $19.6 million at June 30, 2026, with most of the undisbursed construction loans expected to be funded over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $24.0 million at September 30, 2026, compared to $26.9 million at June 30, 2026. Revolving commercial business loan commitments totaled $57.4 million at September 30, 2026, compared to $58.4 million at June 30, 2026. Utilization on these loans totaled 35.8% at September 30, 2026, compared to 31.8% at June 30, 2026. The weighted average rate on loan originations during the quarter increased to 6.53% compared to 6.96% in the preceding quarter.

RVSB Second Fiscal Quarter 2027 Results
October 27, 2026

Looking ahead, loan repricing and maturities for fiscal year 2027 total $47.2 million with a weighted average rate of 4.90%, fiscal year 2028 total $91.3 million with a weighted average rate of 5.43%, fiscal year 2029 total $108.3 million with a weighted average rate of 6.05%, and in aggregate for fiscal years after 2029 total $161.0 million with a weighted average rate of 5.73%.
The office building loan portfolio totaled $115.9 million at September 30, 2026, compared to $114.9 million at June 30, 2026. The average loan balance of the office building loan portfolio was $1.6 million with an average loan-to-value ratio of 52.50% and an average debt service coverage ratio of 1.67x at September 30, 2026. Office building loans within the Portland core only consist of two loans totaling $19.8 million, which is approximately 17.11% of the total office building loan portfolio, or 1.8% of total loans. The hotel and motel loan portfolio totaled $116.0 million at September 30, 2026, compared to $117.1 million at June 30, 2026. At September 30, 2026, the hotel and motel portfolio had an average loan-to-value ratio of 48.4% and an average debt service coverage ratio of 1.77x at September 30, 2026.
Total deposits increased $20.3 million during the quarter to $1.28 billion at September 30, 2026, compared to $1.26 billion at June 30, 2026, and increased $45.4 million compared to $1.24 billion a year ago. The increase in deposits was partly attributable to a single relationship that deposited approximately $11.9 million before the current quarter end; those funds were subsequently withdrawn after quarter end. During the quarter, the deposit mix continued to shift with a $25.9 million increase in money market deposit accounts, a $22.6 million increase in non-interest checking accounts, and decreases in interest checking accounts and certificates of deposit by $22.8 million and $5.6, respectively, compared to the preceding quarter end. Riverview also continued to see strong traction with its fully insured sweep product, which has become an increasingly important tool for attracting and retaining customer deposits. Non-interest checking and interest checking accounts, as a percentage of total deposits, totaled 50.0% at September 30, 2026, compared to 50.8% at June 30, 2026, and 48.8% at September 30, 2025.
FHLB advances remained unchanged at $16.1 million during the quarter compared to June 30, 2026, and decreased by $36.2 million compared to $52.3 million at September 30, 2025.
Shareholders’ equity was $138.2 million at September 30, 2026, compared to $145.3 million three months earlier and $163.5 million one year earlier. Tangible book value per share (non-GAAP) was $5.63 at September 30, 2026, compared to $5.86 at June 30, 2026, and $6.51 at September 30, 2025. Riverview paid a quarterly cash dividend of $0.02 per share on October 20, 2026, to shareholders of record as of October 9, 2026.
Credit Quality
“Disciplined underwriting and close portfolio monitoring remains at the core of how we manage credit, particularly as interest rates trend upward,” said Robert Benke, EVP and Chief Credit Officer. “Our asset quality held up well this quarter, and the proactive communication our bankers maintain with clients allows us to identify and mitigate emerging issues early, including any strain from higher borrowing costs.”
Non-performing loans totaled $8.6 million or 0.77% of total loans as of September 30, 2026, compared to $8.7 million, or 0.80% at June 30, 2026, and $776,000, or 0.07% of total loans at September 30, 2025. At September 30, 2026, non-performing assets were $8.6 million, or 0.58% of total assets.
Riverview recorded $374,000 in net loan recoveries for the current quarter, $88,000 in net loan recoveries in the preceding quarter, and $1,000 in net loan recoveries in the second fiscal quarter a year ago. Riverview did not record any provision for credit losses for the current quarter nor the preceding quarter.

RVSB Second Fiscal Quarter 2027 Results
October 27, 2026

Classified assets were $29.6 million at September 30, 2026, compared to $29.9 million at June 30, 2026, and $10.7 million at September 30, 2025. The classified assets to total capital ratio was 16.9% at September 30, 2026, compared to 17.1% at June 30, 2026, and 5.9% a year earlier. The increase in classified assets compared to a year ago was primarily due to three relationship downgrades which are being managed and monitored to bring these loans current or seek full repayment. These classified loans are borrower specific and not a systemic credit segment issue.
The allowance for credit losses was $15.7 million at September 30, 2026, compared to $15.3 million at June 30, 2026, and $15.4 million at September 30, 2025. The allowance for credit losses was 1.42% of total loans for the current quarter, compared to 1.40% at the preceding quarter, and 1.44% a year earlier. The allowance for credit losses to loans, net of government guaranteed loans (non-GAAP), was 1.47% at September 30, 2026, compared to 1.46% at June 30, 2026, and 1.50% a year earlier.
Capital/Liquidity
Riverview continues to maintain strong capital levels in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 15.50% and a Tier 1 leverage ratio of 10.88% at September 30, 2026. Tangible common equity to average tangible assets ratio (non-GAAP) was 7.61% at September 30, 2026.
Riverview has approximately $469.1 million in available liquidity at September 30, 2026, including $259.1 million of borrowing capacity from the FHLB and $210.0 million from the Federal Reserve Bank of San Francisco (“FRB”). At September 30, 2026, the Bank had $16.1 million in outstanding FHLB borrowings.
The uninsured deposit ratio was 30.2% at September 30, 2026. Available liquidity under both the FHLB and FRB borrowing lines would cover 121.3% of the estimated uninsured deposits.
On January 28, 2026, the Company’s Board of Directors adopted a stock repurchase program (the “January 2026 repurchase program”). Under this repurchase program, the Company may repurchase up to $4.0 million of the Company’s outstanding shares of common stock, in the open market, based on prevailing market prices, or in privately negotiated transactions. The Company completed the January 2026 repurchase program on August 7, 2026, repurchasing a total of 732,834 shares at an average price of $5.46 per share for a total cost of $4.0 million. All shares repurchased under the January 2026 repurchase program were retired as settled.
On August 20, 2026, the Company’s Board of Directors adopted a stock repurchase program (the “August 2026 repurchase program”). Under this repurchase program, the Company may repurchase up to $4.0 million of the Company’s outstanding shares of common stock, in the open market, based on prevailing market prices, or in privately negotiated transactions. As of September 30, 2026, Riverview had purchased 127,271 shares at an average price of $5.87 per share for a total of $748,000 with a remaining amount to be repurchased totaling approximately $3.3 million.
Riverview is taking a strategic approach to the use of excess capital in the reinvestment of the proceeds from the investment securities sale. Riverview expects to continue to reinvest the proceeds through a combination of loan originations, purchases of higher-yielding bonds, repayment of Federal Home Loan Bank borrowings, or cash reserve. Deploying these funds into higher-yielding earning assets or paying down borrowings will inherently increase the net interest income of the Bank on a go-forward basis. Given Riverview’s strong capital levels, no additional capital was needed to support the balance sheet optimization implemented in March 2026.

RVSB Second Fiscal Quarter 2027 Results
October 27, 2026

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025

Shareholders' equity (GAAP)	$138,177	$145,255	$163,537
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(33)	(55)	(124)
Tangible shareholders' equity (non-GAAP)	$111,068	$118,124	$136,337

Total assets (GAAP)	$1,486,337	$1,470,945	$1,509,544
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(33)	(55)	(124)
Tangible assets (non-GAAP)	$1,459,228	$1,443,814	$1,482,344

Shareholders' equity to total assets (GAAP)	9.30%	9.87%	10.83%

Tangible common equity to tangible assets (non-GAAP)	7.61%	8.18%	9.20%

Shares outstanding	19,738,266	20,160,613	20,927,503

Book value per share (GAAP)	$7.00	$7.20	$7.81

Tangible book value per share (non-GAAP)	$5.63	$5.86	$6.51

Pre-tax, pre-provision income
	Three Months Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025

Net income (loss) (GAAP)	$1,973	$1,694	$1,099
Include: Provision (credit) for income taxes	539	435	296
Include: Provision for credit losses	-	-	-
Pre-tax, pre-provision income (loss) (non-GAAP)	$2,512	$2,129	$1,395

RVSB Second Fiscal Quarter 2027 Results
October 27, 2026

Allowance for credit losses reconciliation, excluding Government Guaranteed loans

(Dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025

Allowance for credit losses	$15,710	$15,336	$15,427

Loans receivable (GAAP)	$1,107,815	$1,093,299	$1,070,191
Exclude: Government Guaranteed loans	(40,841)	(41,563)	(44,575)
Loans receivable excluding Government Guaranteed loans (non- GAAP)	$1,066,974	$1,051,736	$1,025,616

Allowance for credit losses to loans receivable (GAAP)	1.42%	1.40%	1.44%

Allowance for credit losses to loans receivable excluding Government Guaranteed loans (non-GAAP)	1.47%	1.46%	1.50%

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.49 billion at September 30, 2026, it is the parent company of Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial, business and retail clients through 17 branches, including 13 in the Metro Portland-Vancouver area, and 3 lending centers. For the past 12 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements which include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions, future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession, the failure of the U.S. Congress to increase the debt ceiling, or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as supply chain disruptions, recent bank failures and any governmental or societal responses thereto; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for credit losses and provision for credit losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; the transition away from London Interbank Offered Rate toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; results of examinations of the Bank by the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks, and of the Company by the Board of Governors of the Federal Reserve System, or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require the Company to increase its allowance for credit losses, write-down assets, reclassify its assets, change the Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in banking, securities and tax law, and in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; the unexpected outflow of uninsured deposits that may require us to sell investment securities at a loss; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; disruptions, security breaches or other adverse events, failures or interruptions in or attacks on our information technology systems or on the third-party vendors who perform several of our critical processing functions; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to implement its business strategies; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may acquire into its operations and the Company's ability to realize related revenue

RVSB Second Fiscal Quarter 2027 Results
October 27, 2026

synergies and cost savings within expected time frames; future goodwill impairment due to changes in Riverview’s business, changes in market conditions, or other factors; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; the quality and composition of our securities portfolio and the impact of and adverse changes in the securities markets, including market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting standards; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services, and the other risks described from time to time in our reports filed with and furnished to the U.S. Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements included in this report or the reasons why actual results could differ from those contained in such statements, whether as a result of new information or to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2027 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s consolidated financial condition and consolidated results of operations as well as its stock price performance.

RVSB Second Fiscal Quarter 2027 Results
October 27, 2026

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share and per share data) (Unaudited)	September 30, 2026	June 30, 2026	September 30, 2025	March 31, 2026
ASSETS

Cash and cash equivalents (including interest-earning accounts of $91,524,	$115,803	$102,214	$32,809	$116,866
$85,772, $16,987 and $104,131)
Investment securities:
Available for sale, at estimated fair value	162,782	175,890	118,447	154,768
Held to maturity, at amortized cost	-	-	192,759	-
Loans receivable (net of allowance for credit losses of $15,710,
$15,336, $15,427, and $15,248)	1,092,105	1,077,963	1,054,764	1,077,236
Prepaid expenses and other assets	11,576	12,879	12,473	13,230
Accrued interest receivable	4,494	4,513	4,473	4,133
Federal Home Loan Bank ("FHLB") stock, at cost	1,631	1,631	3,257	1,631
Premises and equipment, net	20,350	20,586	21,667	20,918
Financing lease right-of-use asset	1,010	1,029	1,087	1,048
Deferred income taxes, net	14,162	12,138	7,826	12,124
Goodwill	27,076	27,076	27,076	27,076
Bank owned life insurance ("BOLI")	35,348	35,026	32,906	34,779

TOTAL ASSETS	$1,486,337	$1,470,945	$1,509,544	$1,463,809

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,281,858	$1,261,602	$1,236,424	$1,254,185
Accrued expenses and other liabilities	20,142	18,221	27,229	18,082
Advance payments by borrowers for taxes and insurance	859	567	858	607
FHLB advances	16,100	16,100	52,300	16,100
Junior subordinated debentures	27,223	27,201	27,135	27,179
Finance lease liability	1,978	1,999	2,061	2,020
Total liabilities	1,348,160	1,325,690	1,346,007	1,318,173

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,	196	200	207	203
September 30, 2026 – 19,738,266 issued and outstanding;
June 30, 2026 – 20,160,613 issued and outstanding;
September 30, 2025 – 20,927,503 issued and outstanding;
March 31, 2026 – 20,564,719 issued and outstanding;
Additional paid-in capital	47,241	49,483	52,900	51,112
Retained earnings	116,585	115,006	121,203	113,713
Accumulated other comprehensive loss	(25,845)	(19,434)	(10,773)	(19,392)
Total shareholders’ equity	138,177	145,255	163,537	145,636

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,486,337	$1,470,945	$1,509,544	$1,463,809

RVSB Second Fiscal Quarter 2027 Results
October 27, 2026

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Six Months Ended
(In thousands, except share and per share data) (Unaudited)	Sept. 30, 2026	June 30, 2026	Sept. 30, 2025	Sept. 30, 2026	Sept. 30, 2025
INTEREST INCOME:
Interest and fees on loans receivable	$14,753	$14,241	$13,667	$28,994	$27,019
Interest on investment securities	1,324	1,295	1,460	2,619	3,192
Other interest and dividends	787	832	245	1,619	536
Total interest and dividend income	16,864	16,368	15,372	33,232	30,747

INTEREST EXPENSE:
Interest on deposits	4,405	4,361	4,360	8,766	8,134
Interest on borrowings	622	611	1,231	1,233	2,991
Total interest expense	5,027	4,972	5,591	9,999	11,125
Net interest income	11,837	11,396	9,781	23,233	19,622
Provision for credit losses	-	-	-	-	-

Net interest income after provision for credit losses	11,837	11,396	9,781	23,233	19,622

NON-INTEREST INCOME:
Fees and service charges	1,547	1,641	1,637	3,188	3,209
Asset management fees	1,593	1,634	1,527	3,227	3,079
Income from BOLI	322	247	290	569	512
Other, net	152	96	386	248	466
Total non-interest income, net	3,614	3,618	3,840	7,232	7,266

NON-INTEREST EXPENSE:
Salaries and employee benefits	8,149	8,028	7,304	16,177	14,551
Occupancy and depreciation	1,834	1,840	1,859	3,674	3,727
Data processing	897	912	778	1,809	1,520
Advertising and marketing	262	330	333	592	570
FDIC insurance premium	160	187	171	347	335
State and local taxes	373	343	260	716	485
Telecommunications	52	55	50	107	96
Professional fees	408	480	354	888	770
Other	804	710	1,117	1,514	1,892
Total non-interest expense	12,939	12,885	12,226	25,824	23,946

INCOME BEFORE INCOME TAXES	2,512	2,129	1,395	4,641	2,942
PROVISION FOR INCOME TAXES	539	435	296	974	618
NET INCOME	$1,973	$1,694	$1,099	$3,667	$2,324

Earnings per common share:
Basic	$0.10	$0.08	$0.05	$0.18	$0.11
Diluted	$0.10	$0.08	$0.05	$0.18	$0.11
Weighted average number of common shares outstanding:
Basic	19,912,491	20,373,277	20,948,327	20,141,625	20,962,187
Diluted	19,912,491	20,373,277	20,948,327	20,141,625	20,962,187

RVSB Second Fiscal Quarter 2027 Results
October 27, 2026

(Dollars in thousands)	At or for the three months ended			At or for the six months ended
	Sept. 30, 2026	June 30, 2026	Sept. 30, 2025	Sept. 30, 2026	Sept. 30, 2025
AVERAGE BALANCES
Average interest–earning assets	$1,384,247	$1,369,719	$1,408,602	$1,377,023	$1,414,451
Average interest-bearing liabilities	1,004,102	999,332	1,007,901	1,001,729	1,014,716
Net average earning assets	380,145	370,387	400,701	375,294	399,735
Average loans	1,103,445	1,090,371	1,060,643	1,096,944	1,061,788
Average deposits	1,264,449	1,249,477	1,227,577	1,257,003	1,211,682
Average equity	144,040	146,400	163,412	145,214	162,504
Average tangible equity (non-GAAP)	116,874	119,242	136,197	118,051	135,279

ASSET QUALITY	Sept. 30, 2026	June 30, 2026	Sept. 30, 2025

Non-performing loans	$8,577	$8,739	$776
Non-performing loans to total loans	0.77%	0.80%	0.07%
Non-performing assets	$8,577	$8,739	$776
Non-performing assets to total assets	0.58%	0.59%	0.05%
Net loan charge-offs (recoveries) in the quarter	$(374)	$(88)	$(1)
Net charge-offs (recoveries) in the quarter/average net loans	(0.13)%	(0.03)%	0.00%

Allowance for credit losses	$15,710	$15,336	$15,427
Average interest-earning assets to average
interest-bearing liabilities	137.86%	137.06%	139.76%
Allowance for credit losses to
non-performing loans	183.16%	175.49%	1,988.02%
Allowance for credit losses to total loans	1.42%	1.40%	1.44%
Shareholders’ equity to assets	9.30%	9.87%	10.83%

CAPITAL RATIOS
Total capital (to risk weighted assets)	15.50%	15.64%	16.51%
Tier 1 capital (to risk weighted assets)	14.25%	14.39%	15.26%
Common equity tier 1 (to risk weighted assets)	14.25%	14.39%	15.26%
Tier 1 capital (to average tangible assets)	10.88%	10.96%	11.26%
Tangible common equity (to average tangible assets) (non-GAAP)	7.61%	8.18%	9.20%

DEPOSIT MIX	Sept. 30, 2026	June 30, 2026	Sept. 30, 2025	March 31, 2026

Interest checking	$325,671	$348,433	$286,916	$316,449
Regular savings	150,055	149,972	156,621	153,490
Money market deposit accounts	249,278	223,351	222,402	242,169
Non-interest checking	315,251	292,672	315,973	293,458
Certificates of deposit	241,603	247,174	254,512	248,619
Total deposits	$1,281,858	$1,261,602	$1,236,424	$1,254,185

RVSB Second Fiscal Quarter 2027 Results
October 27, 2026

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
September 30, 2026	(Dollars in thousands)
Commercial business	$225,489			$225,489
Commercial construction			10,938	10,938
Office buildings		115,894		115,894
Warehouse/industrial		114,826		114,826
Retail/shopping centers/strip malls		89,016		89,016
Assisted living facilities		337		337
Single purpose facilities		286,486		286,486
Land		14,113		14,113
Multi-family		104,301		104,301
One-to-four family construction			19,832	19,832
Total	$225,489	$724,973	$30,770	$981,232

March 31, 2026
Commercial business	$219,846	$-	$-	$219,846
Commercial construction	-	-	13,619	13,619
Office buildings	-	115,462	-	115,462
Warehouse/industrial	-	118,292	-	118,292
Retail/shopping centers/strip malls	-	90,388	-	90,388
Assisted living facilities	-	343	-	343
Single purpose facilities	-	287,149	-	287,149
Land	-	9,143	-	9,143
Multi-family	-	103,614	-	103,614
One-to-four family construction	-	-	10,421	10,421
Total	$219,846	$724,391	$24,040	$968,277

LOAN MIX	Sept. 30, 2026	June 30, 2026	Sept. 30, 2025	March 31, 2026
Commercial and construction	(Dollars in thousands)
Commercial business	$225,489	$222,902	$227,594	$219,846
Other real estate mortgage	724,973	727,834	695,882	724,391
Real estate construction	30,770	21,660	25,775	24,040
Total commercial and construction	981,232	972,396	949,251	968,277
Consumer
Real estate one-to-four family	94,780	95,056	99,042	96,698
Other installment	31,803	25,847	21,898	27,509
Total consumer	126,583	120,903	120,940	124,207

Total loans	1,107,815	1,093,299	1,070,191	1,092,484

Less:
Allowance for credit losses	15,710	15,336	15,427	15,248
Loans receivable, net	$1,092,105	$1,077,963	$1,054,764	$1,077,236

DETAIL OF NON-PERFORMING ASSETS
	Northwest	Southwest
	Oregon	Washington	Total
September 30, 2026	(Dollars in thousands)
Commercial business	$103	$412	$515
Commercial real estate	8,037	25	8,062
Total non-performing assets	$8,140	$437	$8,577

RVSB Second Fiscal Quarter 2027 Results
October 27, 2026

	At or for the three months ended			At or for the six months ended
SELECTED OPERATING DATA	Sept. 30, 2026	June 30, 2026	Sept. 30, 2025	Sept. 30, 2026	Sept. 30, 2025

Efficiency ratio (4)	83.74%	85.82%	89.76%	84.77%	89.06%
Coverage ratio (6)	91.48%	88.44%	80.00%	89.97%	81.94%
Return on average assets (1)	0.53%	0.47%	0.29%	0.50%	0.31%
Return on average equity (1)	5.43%	4.64%	2.67%	5.04%	2.85%
Return on average tangible equity (1) (non-GAAP)	6.70%	5.70%	3.20%	6.20%	3.43%

NET INTEREST SPREAD
Yield on loans	5.30%	5.24%	5.11%	5.27%	5.08%
Yield on investment securities	2.66%	2.75%	1.78%	2.71%	1.94%
Total yield on interest-earning assets	4.84%	4.80%	4.34%	4.82%	4.34%

Cost of interest-bearing deposits	1.82%	1.83%	1.89%	1.83%	1.80%
Cost of FHLB advances and other borrowings	5.45%	5.41%	5.28%	5.43%	5.15%
Total cost of interest-bearing liabilities	1.99%	2.00%	2.20%	1.99%	2.19%

Spread (7)	2.85%	2.80%	2.14%	2.83%	2.15%
Net interest margin	3.40%	3.34%	2.76%	3.37%	2.77%

PER SHARE DATA
Basic earnings per share (2)	$0.10	$0.08	$0.05	$0.18	$0.11
Diluted earnings per share (3)	0.10	0.08	0.05	0.18	0.11
Book value per share (5)	7.00	7.20	7.81	7.00	7.81
Tangible book value per share (5) (non-GAAP)	5.63	5.86	6.51	5.63	6.51
Market price per share:
High for the period	$5.99	$6.08	$5.75	$6.08	$6.40
Low for the period	5.09	5.14	4.82	5.09	4.82
Close for period end	5.95	5.43	5.37	5.95	5.37
Cash dividends declared per share	0.0200	0.0200	0.0200	0.0400	0.0400

Average number of shares outstanding:
Basic (2)	19,912,491	20,373,277	20,948,327	20,141,625	20,962,187
Diluted (3)	19,912,491	20,373,277	20,948,327	20,141,625	20,962,187

(1)
Amounts for the periods shown are annualized.
(2)
Amounts exclude ESOP shares not committed to be released.
(3)
Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)
Non-interest expense divided by net interest income and non-interest income.
(5)
Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)
Net interest income divided by non-interest expense.
(7)
Yield on interest-earning assets less cost of funds on interest-bearing liabilities.